As filed with the Securities and Exchange Commission on May 16, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

First Trust High Income Long/Short Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

First Trust High Income Long/Short Fund

URGENT ASSITANCE REQUESTED FOR YOUR FUND: VOTE NOW!

You Have the Potential to Significantly Reduce Your Trading Discount!

Dear Shareholder,

You are eligible to vote because you held shares of the First Trust High Income Long/Short Fund (FSD) (the “Fund”) on October 23, 2023, the record date for eligibility to vote on a very important proposal at the upcoming special meeting of shareholders on May 30, 2024 (the “Special Meeting”). Shareholders of record are being asked to consider the proposed reorganization (the “Reorganization”) of the Fund with and into abrdn Income Credit Strategies Fund (“ACP”). As of May 15, 2024, shares of ACP traded at a premium to net asset value of 1.8%, whereas shares of your Fund traded at a discount to net asset value of -5.7%. Shareholders like you may benefit if the Reorganization is completed and these trading discount levels persist.

EXERCISE YOUR RIGHT TO VOTE FOR, AGAINST OR ABSTAIN

WE NEED YOUR SHARES REPRESENTED AT THE SPECIAL MEETING

Every vote counts! It is important that you vote NOW, no matter how large or small your holdings may be or whether you still own shares in the Fund. Voting today can help stop all future mailings and phone calls to you and ensure that enough votes are received to convene the Special Meeting and avoid another adjournment. Additional details of the Reorganization can be found in the proxy statement, which is available online at: https://vote.proxyonline.com/firsttrust/docs/ftfunds.pdf.

PLEASE DO NOT DELAY AND SUBMIT YOUR VOTE TODAY

Please vote using one of the following options:

1.  INTERNET. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

2.  VIA MAIL. You may cast your vote by mail by signing, dating, and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

If you have any questions, please contact the Fund’s proxy solicitor, EQ Fund Solutions LLC, at 866-620-8437 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

Thank you for your continued support.